EXHIBIT 99.1

For Immediate Release

THOMAS G. LOEFFLER JOINS GULF UNITED ENERGY BOARD AS INDEPENDENT DIRECTOR

HOUSTON, Texas – January 25, 2011 -- Gulf United Energy (OTCBB: GLFE) (“Gulf United” or “the Company”), an independent energy company with interests in oil and natural gas properties located in Peru and Colombia, has announced that its board of directors has expanded its membership from two to three members and subsequently appointed Thomas G. Loeffler to fill the newly created vacancy.  Mr. Loeffler will qualify and serve as an independent director.

Mr. Loeffler, 64, is the co-founder and current co-chairman of Gray Loeffler, LLC, a global business advisory firm providing industry-focused strategic development and implementation services to clients around the world.  He has been engaged in the practice of law since 1971.  Prior to the founding of Gray Loeffler in 2009, Mr. Loeffler was the chairman and senior partner of The Loeffler Group LLP and its predecessor firm, Loeffler Tuggey Pauerstein Rosenthal LLP.  Between 2000 and 2007, Mr. Loeffler served on the board of directors of Triad Hospitals, Inc., where he was chairman of the Compensation Committee and chairman of the Special Committee charged with overseeing the sale of the company in 2007.  He has represented clients and their interests involving financial services, domestic and international taxation, health care, energy and utilities, national defense, advanced technology, telecommunications, construction, environmental issues, transportation, recreation and entertainment, and trade and other international issues.

Mr. Loeffler is admitted to practice law in the State of Texas and the District of Columbia. He received a Juris Doctor degree from The University of Texas School of Law in 1971 and a Bachelor of Business Administration degree from The University of Texas at Austin in 1968.  He is a distinguished alumnus of both The University of Texas School of Law and The University of Texas at Austin.

Mr. Loeffler has a distinguished record of public service, including four terms in the United States House of Representatives (1979-1987), where he represented the 21st Congressional District of Texas. Beginning with his second term, Mr. Loeffler served in the Republican Leadership as Deputy Whip, and as Chief Deputy Whip during his third and fourth terms.  He was a member of the powerful Appropriations Committee (Subcommittees on Interior and Military Construction), the Energy and Commerce Committee (Subcommittees on Telecommunications and Energy and Power) and the Budget Committee.  Mr. Loeffler also served as White House Special Assistant for Legislative Affairs to President Gerald R. Ford and as Legislative Counsel to the late Senator John Tower.

In 1987, Mr. Loeffler was called upon by President Reagan to serve as Principal Coordinator for Central America in the White House Office of Legislative Affairs, in which capacity his assistance in resolving sensitive foreign policy issues led to the development of the Wright-Reagan Plan for Central America.

Mr. Loeffler is also a former member of the University of Texas System's Board of Regents.  During his 12-year tenure as a Regent (1989-2001), he served in many capacities, including Vice Chairman and Chairman of the Board.

John B. Connally III, Gulf United’s Chairman and Chief Executive Officer, commented, “We are pleased to add Tom Loeffler to our board.  He brings unique capabilities to the Company and a wealth of knowledge and experience involving subjects of significant importance to Gulf United.  His broad experience in international matters will be of great value to the board as we continue to develop our portfolio of non-operated oil and gas assets in South America.”

About Gulf United Energy, Inc.

Based in Houston, Texas, Gulf United Energy, Inc. is an independent energy company with interests in oil and natural gas properties located in Peru and Colombia.  The Company’s common stock is listed on the OTC Bulletin Board under the symbol “GLFE.” Additional information can be accessed by reviewing the Company’s Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Safe harbor for Forward-Looking Statements:   The information in this release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of the oil initially in place, drilling schedules and success rates, the reliability of 2D and 3D data, resource information and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that these reserves are proven recoverable as defined by SEC guidelines or that actual drilling results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.

Contact:

John Connally, Chief Executive Officer at (713) 942-6575

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com